EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2010 on the financial statements of Monkey Rock USA, LLC. as of November 30, 2009, and the related statements of operations, changes in members' deficit and cash flows for the period from June 5, 2009 (inception) to November 30, 2009, included herein on the registration statement of Monkey Rock Group, Inc., on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
February 4, 2011